UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2010 (January 25, 2010)
Princeton National Bancorp, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-20050	36-3210283

(Commission File Number)	(IRS Employer Identification No.)

606 South Main Street Princeton, Illinois	61356

(Address of Principal Mr. Ogaard Offices)	(Zip Code)
Registrant’s telephone number, including area code (815) 875-4444
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On January 26, 2010, Princeton National Bancorp, Inc. (the “Company”) announced the appointment of Todd D. Fanning as Executive Vice President and Chief Operating Officer of the Company and to the boards of directors of the Company and its subsidiary, Citizens First National Bank (the “Bank”). Mr. Fanning previously served as Executive Vice President and Chief Financial Officer of the Company. A press release related to Mr. Fanning’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
          Separately, on January 25, 2010, the Company entered into a written employment agreement effective February 2, 2010 with Thomas D. Ogaard, who will succeed Tony J. Sorcic as President and Chief Executive Officer of the Company upon Mr. Sorcic’s retirement effective February 1, 2010. The material terms of Mr. Ogaard’s employment agreement are as follows:
Term and Automatic Renewal. The term of the agreement is one year commencing February 2, 2010. On each day following February 2, 2008, the agreement and the term of Mr. Ogaard’s employment automatically renews for one additional day until such time as: (i) the board of directors of the Company or Mr. Ogaard elects not to extend the term of the agreement by providing written notice to the other of such party’s election not to extend the term beyond the then current termination date; or (ii) Mr. Ogaard’s employment is terminated as described below.
Compensation. Mr. Ogaard will receive a base salary of $300,000 per annum. Any annual increase in base salary, additional or special compensation, such as incentive pay or other bonuses, is to be based upon Mr. Ogaard’s performance, as the board of directors of the Bank, in its discretion determines.
Fringe Benefits. Mr. Ogaard is to be provided use of a car and membership in a club. Mr. Ogaard is also eligible to participate in the Company’s incentive, health, retirement, disability and other plans and is entitled to four weeks of paid vacation.
Termination.
          Good Cause. The Board of Directors of the Company may terminate the employment of Mr. Ogaard at any time for “Good Cause.” “Good Cause” is deemed to exist if:

•	Mr. Ogaard engages in acts or omissions constituting dishonesty, willful misconduct, breach of fiduciary obligation or intentional wrongdoing or malfeasance that results in harm to the business, operations, reputation or property of the Company or the Bank;

•	Mr. Ogaard is convicted of a felony or other crime involving fraud or dishonesty;

•	Mr. Ogaard continues to not perform his assigned duties for a period of 30 days after the Bank has given written notice to Mr. Ogaard of such non-performance and its intention to terminate the employment of Mr. Ogaard with the Company and the Bank because of such non-performance;

•	Mr. Ogaard engages in any conduct in the course of his employment and the Company determines in good faith, after investigation that such conduct constitutes a violation of law or Bank policy or exposes the Bank to liability under the laws of the United States or the State of Illinois.

The following are not cause for the termination of the employment of Mr. Ogaard or the modification or diminution of any of his authority under the agreement:

•	any personal or policy disagreement between Mr. Ogaard and the Company or the Bank or any member of the board of directors of the Company or the Bank, or

•	any action taken by Mr. Ogaard in connection with his duties hereunder if Mr. Ogaard acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of the Company or the Bank and had no reasonable cause to believe his conduct was unlawful.
          Voluntary Termination. Mr. Ogaard has the right at any time during the term of the agreement to voluntarily terminate his employment with the Company upon giving 90 days written notice. Upon receipt of such notice, the Company may, at its sole discretion, remove Mr. Ogaard from the performance of his duties. Such removal will not impact any duty on behalf of the Company to compensate Mr. Ogaard during such 90-day period.
          Good Reason. Mr. Ogaard may also terminate his employment with the Company and the Bank at any time for “Good Reason.” “Good Reason” is deemed to exist if Mr. Ogaard terminates his employment because, without his express written consent, (i) the Company breaches any of the terms of the agreement, (ii) he is assigned duties materially inconsistent with the duties and responsibilities stated in the by-laws of the Company and the Bank for his positions, (iii) the duties and responsibilities for the President stated in the by-laws of the Company and the Bank, respectively, are amended to be materially inconsistent with the duties and responsibilities that would typically be expected of a President of the Company and the Bank, respectively, or (iv) the Company or the Bank changes by 100 miles or more the principal location in which Mr. Ogaard is required to perform services. Upon the occurrence of any event referenced in (i) through (iv) above, Mr. Ogaard, within ninety (90) days of such occurrence, is required to provide the Company notice of the existence of the condition. Upon receiving notice, the Company has up to 30 days to remedy the condition. Mr. Ogaard has six months from the date of the initial existence of one of the above events to terminate his employment under this section.
            Change in Control. A “Change in Control” is deemed to occur on the earliest of:
•	The acquisition by any individual, entity or group of beneficial ownership of capital stock of the Company entitled to exercise more than 25% or more of the outstanding voting power of all capital stock of the Company entitled to vote for the election of directors (“Voting Stock”);

•	The effective time of (A) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold 50% or less of the Voting Stock of the surviving or resulting corporation or (B) a transfer of more than 50% of the Voting Stock, or substantially all of the property of the Company, other than to an entity of which the Company owns more than 50% of the Voting Stock; or

•	The effective time of (A) a merger or consolidation of the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of the Bank immediately prior to such merger or consolidation hold 50% or less of the Voting Stock of the surviving or resulting corporation or (B) a transfer of more than 50% of the Voting Stock, or substantially all of the property of the Bank, other than to an entity of which the Company or the Bank owns more than 50% of the Voting Stock.
          Benefits Upon Termination. The following provisions apply during the term of the agreement (i) if the employment of Mr. Ogaard with the Company or the Bank is terminated by the Company or the Bank for any reason other than Good Cause, (ii) if Mr. Ogaard terminates his employment with the Company or the Bank for Good Reason, or (iii) if the employment of Mr. Ogaard with the Company or the Bank is terminated by the Company or the Bank during the twelve month period following a Change in Control:
•	An amount equal to Mr. Ogaard’s aggregate base salary for a period equal to the greater of (x) twelve months, or (y) the balance of the term of the agreement is required to be paid to Mr. Ogaard in a lump sum within 30 days after the date of termination.

•	Mr. Ogaard is entitled to receive any and all benefits accrued under any incentive plan, retirement plan, or any other plan or program maintained by the Company or the Bank.

•	During the severance period, Mr. Ogaard and his spouse and other dependents will continue to be covered by all health, dental, disability, etc. plans in which he and his spouse and other dependents were participating immediately prior to the date of his termination.
          If the employment of Mr. Ogaard with the Company or the Bank is terminated by the Company or the Bank for Good Cause or by the voluntary action of Mr. Ogaard without Good Reason, other than due to a Change in Control, Mr. Ogaard’s base salary and a bonus (a pro rata portion of the bonus paid for the most recent calendar year) is required to be paid through the date of his termination. Such termination shall have no effect upon Mr. Ogaard’s other rights, including rights under any incentive, retirement or welfare plan.
          Mr. Ogaard is subject to customary non-solicitation and non-competition terms and while the Company has TARP obligations outstanding is subject to the limitations on compensation required by the U.S. Treasury’s Interim Final Rules published in June 2009, as amended. The foregoing summary of Mr. Ogaard’s employment agreement is qualified in its entirety by the agreement itself which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit 10.1	Thomas D. Ogaard Employment Agreement

Exhibit 99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCETON NATIONAL BANCORP, INC. (Registrant)
By:	/s/ Tony J. Sorcic
Tony J. Sorcic, President and
Chief Executive Officer
Dated: January 29, 2010

EXHIBIT INDEX

Number	Description
Exhibit 10.1	Thomas D. Ogaard Employment Agreement

Exhibit 99.1	Press Release